Exhibit 99.1

Discovery Gold Corporation Announces Appointment of Public Company Veteran as Chief Financial Officer

Denver, CO., August 23, 2012 – Discovery Gold Corporation (OTCQB: DCGD) ("Discovery Gold" or the “Company”) is pleased to announce the appointment of Mr. David Cutler as Chief Financial Officer, Treasurer, Secretary, and Director of the Company.

“Mr. Cutler brings to the Company the multiple benefits of more than 30 years of experience in accounting, international finance, business administration, and SEC reporting,” stated Steven Flechner, President of Discovery Gold. “We look forward to Mr. Cutler’s support and assistance as we pursue our strategy for financing exploration and anticipated development of our Edum Banso gold project in Ghana.”

Mr. Cutler began his career with the accounting firm Arthur Andersen & Co and has since served as CFO for companies involved in mining, energy, and telecommunications.  He currently serves as a consulting CFO for a publicly quoted mineral exploration company with a gold project in Mexico.  Mr. Cutler has an Executive MBA from Colorado State University, as well as a master’s degree from Cambridge University in the United Kingdom.  He is a US Certified Public Accountant, a Certified Valuation Analyst, and a British Chartered Accountant.

Mr. Flechner went on to express the Company’s sincere appreciation for the valuable services of Mr. Dean Huge who has resigned as the Company’s start-up CFO in order to pursue other interests.

About Discovery Gold Corporation

Discovery Gold Corporation is an emerging U.S. based mineral exploration company offering shareholders the opportunity to participate in the ownership of high-potential international gold exploration and development.  The Company’s wholly-owned subsidiary company, Discovery Gold Ghana Limited, currently holds a 70% interest (with the opportunity to re-acquire 25% for a 95% interest total) in the exclusive rights to explore the Edum Banso Gold Project within the historic and prolific gold producing Ashanti Gold Belt in Ghana.

For further information regarding Discovery Gold Corporation, contact:

LiveCall Investor Relations
Gerry Belanger, (855) 490-9700 (Toll-free)
E-mail: NCDL@livecallir.com This e-mail address is being protected from spambots. You need JavaScript enabled to view it

Forward-Looking Statements

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by the use of words such as "anticipate", "believe", "expect", "may", "will", "would", "should", "plan", "projected", "intend", and similar expressions. The Company bases these forward-looking statements on current expectations and projections about future events, based on information currently available. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. The Company has no mineral resource or reserve estimate for the Edum Banso Gold Project at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. The Company disclaims any obligation to update any of its forward-looking statements, except as may be required by law.